FinLitX

FinLitX is an autonomous app that teaches financial literacy without the need of human interaction. Advanced AI identifies the player's vulnerabilities and by Machine Learning, virtual reality, repetition, competition and rewards, instills positive values trending to better grades and self-esteem.


FinLitx
Play . Learn . Achieve
Financial Literacy for a Digital World
curated with
Gamification
Artificial Intelligence
Ethereum - RTP Crypto Coin

Invest

$100 minimum investment

Deadline May 1, 2021
in 2 months

Share Price
$5

Total Raised
$0

Valuation
$10,000,000

4(a)(6) offering provided by Netcapital Funding Portal, Inc. Security transfer functionality provided by Netcapital Systems LLC.

INTRODUCTION

Delivered through an app globally for school virtual instruction, and for individual head to head play, Brain Game LS (Learning Systems) provides financial literacy and life skill learning using gamification, artificial intelligence, and a generous reward system. Learning is deepened through competition, repetition, relational learning and generous rewards.

DEAL HIGHLIGHTS

- Endorsement by the NBA Analyst Kenny Smith for helping youth overcome socio-economic roadblocks.
- Contracted to provide Financial Literacy and Entrepreneurship training for the High School of Fashion Industries in the heart of New York City.
- 2018 - 2021 Expansion to service 11 States, 3 Countries.
- Special Congressional Award: 2020 Keeping the Dream Alive Award, in recognition of outstanding and invaluable service to the community, Recognized By Bill Pascrell Jr., United States Representative, Member of Congress.

PROBLEM


HELP

Problem

Financial illiteracy is a socio-economic problem facing the world's population today. Lack of financial management skills is directly related to food insecurity, malnutrition, childhood obesity, mental health problems, higher debt, child and adult delinquency, increased crime, higher prison populations and early death.

When it comes to being financially literate, Americans fall woefully short. Although the U.S. is the world's largest economy, the Standard & Poor's Global Financial Literacy Survey ranks it No. 14 when measuring the proportion of adults in the country who are financially literate.

To put that into perspective: the U.S. adult financial literacy level, at 57%, is only slightly higher than that of Botswana, whose economy is 1,127% smaller.

SOLUTION


THE ONLY
Financial Literacy App
curated with
Gamification
& Artificial Intelligence
SUBURBIA

Solution

Brain Game designs and distributes B2B and B2C science-based games that inspire and teach financial literacy using gamification and artificial intelligence. We plan to introduce a virtual edition mobile application,FinLitX, that will allow user online play.

FinLitX is an autonomous app that teaches financial literacy without need of human interaction. Advanced AI will identify the player's financial vulnerability and through Machine Learning, virtual reality, repetition, competition and rewards, instill positive values potentially leading to better grades, self-esteem, and net worth. It's like having your own advanced personal financial coach to guide you to success.

During phase one (2021) our goal is to scale to one million users per month. We plan to accomplish this through existing clients, current endorser relationships, social media marketing and national financial literacy competitions, hosted by well-known celebrities that are already committed to promoting the FinLitX app.

BUSINESS MODEL

Business model



Brain Game LS
Five Year Sales Projection
120,000,000
100,000,000
80,000,000
60,000,000
40,000,000
20,000,000
2021
2022
2023
2024
2025
LinLitX App
RTP I Table Top Learning System
RTP II Table Top Learning System
Totals

FinLitX designs, manufactures and distributes the Road To Prosperity (RTP) Learning System directly to organizations, schools, community groups and families and has achieved a 10X gross revenue over COGS.

We plan to have the FinLitX app available for download on our website, the Apple Store and Google Play App Store for a download fee. Additionally, the app is designed to be monetized by reward sponsors that generates a growing revenue of $1.50 - $2.00 per user session.

There are 50.7 Million public school students with the United States, plus over 230 Million post graduate and general consumer potential users. RTP/FinLitX currently engages 2.8% of our marketplace. Scaling to market would result in 7,862,400 RTP/LinLitX downloads.

Brain Game LS also makes money when it's RTP Learning System (Tabletop Edition) is promoted by schools as a fundraising product. Wholesale revenue increases at a 3:1 ratio.

> **"Studies show that brain remapping occurs when playing FinLitX games, including the Road To Prosperity Learning System (RTP), a 21 module system that prepares children for adult decisioning and success."**
>
> *- Dr. Jeff Gardere, PhD*

MARKET

Market



HolonIQ
EdTech is accelerating
Global 'EdTech' Expenditure, USD Billions
5.2% Digital Spend
$404B
POST COVID 16.3% CAGR
2.7% Digital Spend
$163B
$227B
$268B
$295B
$327B
$365B
$203B
$223B
$247B
$272B
$304B
$341B
PRE COVID 13.1% CAGR
Short Term Surge, Long Term Transition. Rough start to remote learning, normalising into sustained long-term digital integration.
Digital Infrastructure 'Catch-Up' LMS, SIS, Cloud, Privacy, Security. Most schools and colleges are at the start of a long digital maturity journey.
Rise of B2C EdTech models. Students, parents and workers all looking for learning support, upskilling and other direct outcomes.
Mobile and Advanced Technology Enablers Mobile, personalised, unbundled, social & gamified learning driven by mobility, big data, cloud and AI/ML.
2018
2019
2020
2021
2022
2023
2024
2025
Total Expenditure $5.9T $6.3T $6.5T $6.8T $7.1T $7.4T $7.8T
Digital Expenditure $163B $227B $268B $295B $327B $365B $404B
Digital Share 2.7% 3.6% 4.1% 4.3% 4.6% 4.9% 5.2%

Brain Game LS has already an established vendor to the school and consumer education marketplace with its Road To Prosperity Learning System.

The global education market is set to reach at least $10T by 2030 [1] as population growth in developing markets fuels a massive expansion and technology drives unprecedented re-skilling and up-skilling in developed economies. The next decade will see an additional 350 million post secondary graduates and nearly 800 million more K12 graduates than today. Asia and Africa are the driving force behind the expansion. The world needs to add 1.5 million teachers per year on average, approaching 100 million in total in order to keep pace with the unprecedented changes ahead in education around the world.

PRESS

- D. Alexis Samuels, Keynote Speaker at Inventors Guild of the Poconos - Pocono Record, May 23, 2015
- D. Alexis Samuels received acknowledgement for creating ForeclosureOpoly, a Financial Management board game. - Newsday Business/Technology, Apr 26, 2009
- High School of Fashion Industries

TEAM



D. Alexis Samuels

CEO, Game Designer, Successful Entrepreneur

Mr. Samuels is the founder of Brain Game LS (Learning Systems). He brings 30 years business management experience to Brain Game LS. Prior to founding Brain Game LS, Mr. Samuels served as President of Commerce America Bank, and Executive Vice President of Vanguard Asset Group, both Financial Services Companies. Mr. Samuels successfully invented products for Nuskin USA a billion dollar public firm, and launched successful business ventures with the late Lee Iacocca, former Presidents of Ford and Chrysler Motors.



Harold T. Epps

Board of Directors, Corporate Advisor

Harold T. Epps is a business leader with over 35 years of corporate experience in providing high performance products and solutions for complex and compliance-driven industries. Most recently, Harold Epps served as Director of Commerce for the City of Philadelphia. Mr. Epps also served as Vice-Chairman of the Board of PRWT Services and served as PRWT's President and CEO from 2007 to 2014. Prior executive roles include Quadrant, Menasha Corporation, and Polaroid.



Natasha Seay

President, Chief Operating Officer

Ms. Seay joined Brain Game Learning Systems in 2014 after serving as General Manager of Client Relations at Doral Arrowwood. Ms. Seay also served as Quality Control Director at Philips-Microswitch.

TESTIMONIALS



"My mom didn't teach me financial literacy when I was young. Now with FinLitX/RTP my son and I are learning financial literacy together, and It's a lot of fun!"

Love Tucker
Model, Brooklyn, NY



"I love the science behind the Road to Prosperity Learning System. RTP really works!"

Dr. Jeff Gardere
"America's Psychologist"

RTP Testimonials


Love T.
Model &
Entrepreneur

ADVISORS AND INVESTORS



Dr. Jeff Gardere

Dr. Jeff is one of the most widely sought-after experts in the field of mental health. In addition to having a private practice in Manhattan, he is an Associate Professor and Course Director of Behavioral Medicine at Touro College of Osteopathic Medicine in New York City.

Dr. Jeff is also an ordained Interfaith Minister with a Doctorate in Divinity from The New Seminary.

Dr. Jeff Gardere, better known as "America's Psychologist", is also a prolific author of four books and a contributing author of a half-dozen books including the brand-new text, "The Causes of Autism".

In addition to being a respected academician, Dr. Jeff has been a contributor to the FOX network, the Today Show, MSNBC, and CNN.

Dr. Jeff was the host of VH1's Dad Camp, and recently was the psychologist on The Housewives of Atlanta. He is also the aftercare coordinator and psychologist for Lauren Lake's Paternity Court.



K. Tracy "Coach Tre" Bell

Crypto Currency and Youth Marketing Advisor

Blockchain Council Certified Bitcoin Expert #28462328, Omega Psi Phi Fraternity Inc Life Member #11023, Founder of the Qrypto Ques, Youth Football/Basketball Coach, Philadelphia Firefighter

FOOTNOTES

[1] Education in 2030. The $10 Trillion dollar question.

USE OF PROCEEDS

If the offering's maximum amount of $249,995 is raised:

Use	Value	% of Proceeds
Compensation for managers	$24,000	9.6%
Product Development	$85,000	34.0%
Marketing and Sales	$57,000	22.8%
Legal	$3,500	1.4%
Debt Repayment	$28,500	11.4%
Salaries	$39,750	15.9%
Intermediary fees	$12,250	4.9%

TERMS

This is an offering of Class A Common Stock , under registration exemption 4(a)(6), in Brain Game LS Inc., doing business as FinLitX. This offering must raise at least $10,000 by May 1, 2021 at 12:59am ET. If this offering doesn't reach its *target*, then your money will be refunded. FinLitX may issue additional securities to raise up to $249,995, the offering's *maximum*.

$0 raised

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

2,049,999 shares
× $5 per share

$10,249,995 implied valuation

PITCH DECK


FinLitx
Play . Learn . Achieve
Financial Literacy for a Digital World
curated with
Gamification
Artificial Intelligence
Ethereum - RTP Crypto Coin

PRE-IPO EQUITY SALE

PROJECTED 10,000 ROI / POTENTIAL UNICORN

The United States Securities and Exchange Commission has adopted new Regulation Crowdfunding rules under the Securities Act of 1933 and the Securities Exchange Act of 1934 to implement the requirements of Title III of the Jumpstart Our Business Startups Act. Regulation Crowdfunding prescribes rules governing the offer and sale of securities under new Section 4(a)(6) of the Securities Act of 1933.

This brochure contains information pertaining to the sale of corporate equity shares of Brain Game LS Inc., a New York Corporation, and of which offering is registered with the United States Securities and Exchange Commission, and of which final Offer Information is available on the Netcapital Funding Portal.

LEARN HOW YOU CAN OWN A PIECE OF
FINLITX™ AND THE
GET ON THE ROAD TO PROSPERITY LEARNING SYSTEM™
&

BRAIN GAME LS INC.

BRAIN GAME LS INCORPORATED
1504 BAY ROAD, SUITE 703
MIAMI, FL 33139

Open Download

FINANCIALS

FinLitX's official name is Brain Game LS Inc., so that's the name that appears in the statements below.

- Income statement
- Balance sheet
- Cash flow statement
- Change in equity statement
- Executive certification

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

- Latest offering statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- Facebook
- Twitter
- Instagram

UPDATES

Mar 4, 2021 • Primary offering of 49,999 shares at $5

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